Exhibit 99.1

From: David Harvey, Chairman, President and CEO	For questions contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

May 4, 2004

SIGMA-ALDRICH DIRECTORS ELECTED AND QUARTERLY DIVIDEND DECLARED

At the annual shareholders meeting held today in St. Louis, the following directors were re-elected: Nina V. Fedoroff, David R. Harvey, W. Lee McCollum, William C. O’Neil, Jr., J. Pedro Reinhard, Jerome W. Sandweiss, D. Dean Spatz and Barrett A. Toan. Shareholders also ratified the appointment of KPMG LLP as the Company’s independent public accountant for 2004 and approved an amendment to the Certificate of Incorporation to increase the number of shares of the Company’s authorized common stock from 200,000,000 to 300,000,000 shares.

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.17 per share. The dividend is payable on June 15, 2004 to shareholders of record on June 1, 2004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com